Exhibit 99.1

Swarmer Reports First Quarter Financial Results

AUSTIN, Texas (May 13, 2026) — Swarmer, Inc (“Swarmer” or the “Company”) (Nasdaq: SWMR), a drone autonomy software company which has supported more than 100,000 real-world combat missions in Ukraine since April 2024, today announced financial results for the quarter ended March 31, 2026 (“Q1 2026”), and discussed recent business developments.

Management Commentary

Swarmer President & U.S. CEO Alex Fink stated: “The first quarter of 2026 represented an important step forward for Swarmer as we completed our initial public offering, strengthened our leadership team and continued to expand our presence within the autonomous systems ecosystem. These milestones support our ability to pursue a rapidly expanding market, as demand for autonomous and collaborative unmanned systems continues to accelerate amid rising deployment volumes and persistent operator constraints. Swarmer’s software is purpose-built for this environment, and we are seeing expanding engagement from manufacturers developing next-generation, high-volume platforms across multiple domains.

“Looking ahead, we are focused on expanding adoption across a wider range of unmanned platforms, deepening our integration with leading manufacturers and supporting programs as they transition from development into scaled deployment. As these initiatives mature, we believe Swarmer can serve as a foundational software layer for autonomous and collaborative systems, enabling long-term growth as deployment volumes increase across multiple domains.”

First Quarter 2026 and Recent Operational Highlights

•	Successfully listed on the Nasdaq Capital Market under the ticker symbol "SWMR” and raised $17.3 million in cash proceeds from the Company’s initial public offering.
•	Awarded $2.8 million contract for more than 16,000 software licenses to be used aboard SkyKnight quadcopter bombers and other unmanned aerial vehicles.
•	Expanded into Japan with support from Rakuten Group, accelerating market entry and advancing deployment of Swarmer’s solutions within Japan’s advanced unmanned systems ecosystem.
•	Entered into a memorandum of understanding with HIMERA, a Ukraine-based provider of jam-resistant radios, to integrate resilient communications into Swarmer's next-generation autonomy stack.
•	Announced the development of a deployable drone interceptor kit, leading the collaboration with X-Drone, Norda Dynamics, and Kara Dag Technologies to create an affordable counter-drone solution.
•	Appointed Mykhailo Nestor as Chief Product Officer to lead product strategy and development, bringing seven years of experience as Chief Product Officer at Kyivstar Group Ltd., Ukraine's largest digital operator.

First Quarter 2026 Financial Results

Results compare Q1 2026 to the 2025 first quarter ended March 31, 2025 (“Q1 2025”), unless otherwise indicated.

•	Revenue for Q1 2026 was $20,325 compared to $110,704 in Q1 2025. The decline reflects the wind-down of service-related deferred revenue associated with the Company’s historically largest customer in Ukraine. The Company does not expect future revenue from this customer and is focused on scaling engagements with higher-volume customers in Ukraine and international markets.
•	Gross profit (loss) for Q1 2026 was $(19,599) compared to $65,162 in Q1 2025, driven primarily by lower revenue during the period.
•	Operating expenses for Q1 2026 were $4.5 million compared to $0.8 million in Q1 2025. The increase was primarily attributable to higher consulting and professional services expenses associated with becoming a public company, together with increased investment in engineering and product development initiatives. The Company continues to prioritize investment in engineering, product development and platform integration capabilities to support long-term growth initiatives.
•	Net income (loss) for Q1 2026 was $(4.5) million compared to $(0.7) million in Q1 2025, primarily reflecting higher operating expenses.
•	Cash and cash equivalents at March 31, 2026 totaled $23.5 million compared to $9.3 million at December 31, 2025. The increase primarily reflects gross proceeds of approximately $17.3 million from the Company’s initial public offering, together with approximately $3.5 million in gross proceeds from the sale of Series A-1 convertible preferred stock.

Conference Call

The Company’s management will host a conference call today, May 13, 2026, at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Toll-Free Number: 877-407-6184

International Number: +1 201-389-0877

Webcast: Register and Join

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast simultaneously and available for webcast replay here.

About Swarmer

Swarmer™ is a defense technology company that specializes in vendor-agnostic software which allows one operator to intuitively control hundreds of autonomous platforms in real time. Swarmer’s primary mission areas include autonomous swarm coordination, integration of multi-domain unmanned systems and AI-powered autonomy software for distributed operations. Swarmer is not a drone manufacturer and does not depend on any single platform, supplier or hardware lifecycle. Instead, Swarmer operates at the intelligence layer, developing autonomy, coordination and decision-making software that enables large numbers of low-cost unmanned systems to operate collectively as one coherent, resilient force. Swarmer’s technology has been rigorously validated in real-world kinetic environments and was first deployed in combat operations in Ukraine in April 2024. Since then, it has completed more than 100,000 combat missions, generating terabytes of proprietary data that informs its machine-learning models and enables the replication of advanced pilot performance at scale. Swarmer’s routine use in combat missions generates continuous streams of telemetry, sensor data and operational feedback which are then used to refine performance, increase resilience and accelerate learning. Swarmer has headquarters in Austin, Texas, and maintains operations and teams in Ukraine, Poland and Estonia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements about Swarmer’s strategy, market opportunity, customer engagement, product development, technology integrations, expansion into new markets, future revenue opportunities, expected customer mix, potential deployments, and the anticipated benefits of the Company’s relationships, memoranda of understanding, partnerships, and other commercial initiatives. Forward-looking statements are based on current expectations, estimates, forecasts, and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

These risks and uncertainties include, among others: the Company’s limited operating history as a public company; its history of losses and limited current revenue; customer concentration and the timing, non-renewal, or loss of customer engagements; the Company’s ability to convert pilot programs, memoranda of understanding, and development-stage relationships into binding commercial contracts or revenue; defense procurement cycles and government budget priorities; geopolitical conditions affecting operations, customers, suppliers, and deployments in Ukraine and other regions; export control, sanctions, defense trade, procurement, and other regulatory requirements; competition in the defense technology and autonomous systems markets; the Company’s ability to develop, validate, scale, and integrate its software across third-party unmanned platforms; risks associated with artificial intelligence, machine learning, data availability, data quality, cybersecurity, and operational performance in real-world environments; reliance on key personnel and technical talent; supply chain and manufacturing constraints affecting the Company’s customers or partners; and the other risks described in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Investor Relations Contact: SWMR@gateway-grp.com

Media Relations Contact: media@swarmer.tech

SWARMER, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$23,472,156	$9,283,566
Prepaid expenses and other current assets	795,309	115,473
Total current assets	24,267,465	9,399,039
Property and equipment, net	309,457	227,908
Operating lease right-of-use asset	115,494	131,184
Deferred offering costs	—	471,719
Other assets	234,694	106,830
Total assets	$24,927,110	$10,336,680
Liabilities, convertible preferred stock and shareholders' deficit
Current liabilities:
Accounts payable	$344,253	$223,236
Accrued expenses and other current liabilities	747,538	680,782
Grant advance	182,667	189,200
Deferred revenue	2,371	23,272
Operating lease liability - current	72,070	70,703
Total current liabilities	1,348,899	1,187,193
Operating lease liability - non-current	57,620	76,273
Total liabilities	1,406,519	1,263,466
Convertible preferred stock, par value $0.00001 per share:
Series A preferred stock: 10,000,000 shares authorized as of March 31, 2026 and 4,358,597 shares authorized as of December 31, 2025; no shares issued and outstanding as of March 31, 2026 and 3,661,083 shares issued and outstanding as of December 31, 2025	—	19,013,673
Commitments and contingencies (Note 5)
Shareholders' equity (deficit)
Common stock, $0.00001 par value; 200,000,000 and 25,000,000 shares authorized as of March 31, 2026 and December 31, 2025, respectively; 11,210,256 and 1,410,975 shares issued as of March 31, 2026 and December 31, 2025, respectively; and 10,798,722 and 911,255 shares outstanding as of March 31, 2026 and December 31, 2025, respectively	110	10
Additional paid-in capital	38,606,840	663,514
Accumulated other comprehensive loss	(28,441)	(4,900)
Accumulated deficit	(15,057,918)	(10,599,083)
Total shareholders' equity (deficit)	23,520,591	(9,940,459)
Total liabilities, convertible preferred stock and shareholders' equity (deficit)	$24,927,110	$10,336,680

SWARMER, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$20,325	$110,704
Cost of revenue	39,924	45,542
Gross margin	(19,599)	65,162
Operating expenses:
Selling, general and administrative	3,004,879	255,281
Research and development	1,486,082	522,198
Total operating expenses	4,490,961	777,479
Loss from operations	(4,510,560)	(712,317)
Other income:
Other income	51,725	18,340
Loss before income taxes	(4,458,835)	(693,977)
Income tax expense	—	—
Net loss	$(4,458,835)	$(693,977)
Net loss per share of common stock, basic and diluted	$(0.28)	$(0.25)
Weighted-average shares of common stock outstanding, basic and diluted	16,064,920	2,725,467
Comprehensive loss:
Foreign currency translation adjustments	(23,541)	266
Total comprehensive loss	$(4,482,376)	$(693,711)

SWARMER, INC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
Operating activities:	2026	2025
Net loss	$(4,458,835)	$(693,977)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	38,237	—
Amortization of ROU asset	15,690	—
Share-based compensation expense	281,880	10,233
Changes in operating assets and liabilities:
Unbilled revenue	—	(34,269)
Prepaid expenses and other current assets	(220,046)	(23,036)
Other assets	(128,108)	(2,945)
Accounts payable	98,580	40,890
Accrued expenses and other liabilities	133,172	6,570
Deferred revenue	(20,332)	14,737
Operating lease liability	(17,286)	—
Net cash used in operating activities	(4,277,048)	(681,797)
Investing activities:
Purchase of property and equipment	(124,331)	—
Cash used in investing activities	(124,331)	—
Financing activities:
Proceeds from initial public offering, net of underwriting discounts	16,015,000	—
Proceeds from sale of Series A-1 convertible preferred stock	3,472,095	—
Payment of deferred financing costs	(870,790)	—
Cash provided by financing activities	18,616,305	—
Effect of exchange rates on cash and cash equivalents	(26,336)	(1,785)
Net increase (decrease) in cash and cash equivalents	14,188,590	(683,582)
Cash and cash equivalents at the beginning of the period	9,283,566	2,081,086
Cash and cash equivalents at the end of the period	$23,472,156	$1,397,504
Supplemental non-cash investing and financing activities:
Conversion of Series A convertible preferred stock into common stock and pre-funded warrants	$22,485,768	$—
Financing costs included in accounts payable	$22,500	$—